Exhibit 8.1

SUBSIDIARIES OF YANDEX N.V.

Name of Subsidiary(1)	Jurisdiction of Organization
Yandex LLC	Russia
GIS Technology LLC	Russia
Yandex.Probki LLC(2)	Russia
Yandex.Ukraine LLC	Ukraine
Yandex DC LLC	Russia
SPB Software Ltd	Hong Kong
Yandex Europe AG	Switzerland
Yandex Europe B.V.	The Netherlands
Yandex Inc.	Delaware, USA
SPB Software Inc.	Nevada, USA
Yandex Zurich AG	Switzerland
Yandex Reklamcilik Hizmetleri LŞ	Turkey
YandexBel LLC(2)	Belarus
Yandex.Technology GmbH	Germany
Kinopoisk LLC	Russia
Yandex Oy	Finland
Yandex Auto.ru AG	Switzerland
KitLocate Ltd.	Israel

(1) Directly or indirectly held

(2) Yandex N.V. owns a 99.99% interest